Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated October 29, 2013 relating to the financial statements of Xumanii International Holdings Corp. as of July 31, 2013 and 2012 and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the years then ended and for the period from May 6, 2010 (inception) to July 31, 2013. We also consent to the reference to our firm under the heading "Interests of Named Experts and Counsel" appearing therein.

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
October 15, 2014